UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2019

Cocrystal Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38418	35-2528215
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19805 N. Creek Parkway Bothell, WA	98011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (786) 459-1831

(Former name or former address, if changed since last report.): N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On January 31, 2019, the Board of Directors (the “Board”) of Cocrystal Pharma, Inc. (the “Company”) appointed Mr. Todd Brady as a director, effective February 1, 2019. Mr. Brady was also appointed as a member of the Audit Committee of the Board. He was designated by Dr. Raymond Schinazi, our principal stockholder, pursuant to the Stockholder Rights Agreement, dated November 24, 2014.

Todd Brady, 39, has served as the Director of Finance and Investments at Brace Pharma Capital, Inc. since April 2014. There are no related party transactions between the Company and Mr. Brady reportable under Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

On December 6, 2018, we notified Emory University (“Emory”) of the termination of our License Agreement with Emory, dated March 7, 2013 (the “License Agreement”). The License Agreement covered patents and patent applications for hepatitis C virus (“HCV”) inhibitors, which we no longer consider essential to our HCV program. As part of our HCV program, we continue to focus our efforts on CC-31244, our HCV Non-Nucleoside Polymerase Inhibitor, in Phase 2a clinical trial. The Company had the right to terminate the License Agreement at its sole discretion upon a 90 days’ prior written notice and upon payment of all amounts due Emory under the License Agreement through the date of termination. As of the date of this Current Report on Form 8-K, no amounts were due under the License Agreement. The Company is presently evaluating the extent to which the termination of the License Agreement may require it to impair some of its intangible assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cocrystal Pharma, Inc.

Date: February 1, 2019	By:	/s/ James Martin
	Name:	James Martin
	Title:	Chief Financial Officer